Exhibit 3.1
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES C CONVERTIBLE PREFERRED STOCK
OF
PURE EARTH, INC.
Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Pure Earth, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors, on November 18, 2009 adopted the following resolution authorizing and designating a series of 260,000 shares of Preferred Stock designated as “Series C Convertible Preferred Stock”:

RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of Paragraph FOURTH, subparagraph (b), of the Second Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock as set forth below:

1.           Defined Terms. For purposes of this Certificate of Designations, Preferences and Rights (this “Certificate of Designations”), the following capitalized terms have the meanings given to them below:

(a)           “Certificate of Incorporation” means the Corporation’s Second Amended and Restated Certificate of Incorporation, as the same may be further amended, modified or restated from time to time not in contravention of the terms hereof. All references in this Certificate of Designations to the Certificate of Incorporation shall be deemed to include a reference to this Certificate of Designations.

(b)           “Common Stock” means the Corporation’s common stock, having a par value of $.001 per share.

(c)           “Liquidation Value” on any date means, with respect to any share of Series C Preferred Stock, the sum of: (i) $10.00 (subject to equitable and proportionate adjustment for stock splits, stock combinations and similar changes impacting the Series C Preferred Stock), plus (ii) the aggregate of all accrued and unpaid dividends on such share at such date.

(d)           “Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

(e)           “Sale of the Corporation” means:  (i) the Corporation agrees to sell to an unaffiliated third party all or substantially all of its assets (as determined by its Board of Directors), (ii) the Corporation agrees to merge or consolidate with another entity and the shareholders of the Corporation immediately prior to the merger or consolidation would not own at least 51% of the voting shares of the entity surviving the merger or consolidation, or (iii) shareholders of the Company holding 51% or more of the voting shares of the Corporation agree to tender their shares to a single buyer in a tender offer or negotiated sale of shares.

(f)            “Series B Preferred Stock” means that certain series of 20,000 shares of Preferred Stock of the Corporation authorized and designated as Series B Preferred Stock.

(g)           “Series C Original Issue Date” as to any share of Series C Preferred Stock, means the date on which such share of Series C Preferred Stock is first issued by the Corporation.

2.           Designation and Amount. A series of 260,000 shares of Preferred Stock of the Corporation is hereby authorized and designated as “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”).

3.           Rank/Priority.  With respect to rights to dividends and other distributions prior to liquidation, and with respect to rights to dividends and distributions upon a liquidation, dissolution or winding up, the rights of the holders of Series C Preferred Stock shall rank (a) senior to and prior to (i) all classes or series of common stock of the Corporation, including, without limitation, the Common Stock, and (ii) any class of or series of Preferred Stock which by its terms is subordinated to or junior to the Series C Preferred Stock (collectively, the “Junior Securities”); (b) junior to the Series B Preferred Stock and any other class or series of Preferred Stock which by its terms is senior or prior to the Series C Preferred Stock (collectively, the “Senior Securities”); and (c) pari passu and at parity with any class or series of Preferred Stock which by its terms is neither senior nor junior to the Series C Preferred Stock.

4.           Dividends.

(a)           Subject to the rights of, and limitations imposed in respect of, Senior Securities, each holder of a share of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefore, cumulative dividends, payable in cash, in shares of Series C Preferred Stock, or in Common Stock upon conversion, at the rate of (i) 10% per annum from the Series C Original Issue Date through (but not including) the first anniversary of the Series C Original Issue Date, and (ii) 15% per annum from (and including) the first anniversary of the Series C Original Issue Date through (but not including) that date on which the Series C Preferred Stock is retired.  If the Corporation elects to satisfy dividends by delivering additional Series C Preferred Stock, the Series C Preferred Stock will be valued for this purpose at $10.00 per share. All dividends on the Series C Preferred Stock shall be cumulative from the Series C Original Issue Date, whether or not there shall be funds of the Corporation legally available for the payment of such dividends.

(b)           To the extent not paid in cash or Series C Preferred Stock as provided above, accrued and unpaid dividends on the Series C Preferred Stock shall be: (i) compounded quarterly on each March 1, June 1, September 1 and December 1, commencing March 1, 2010.  (ii) computed on the basis of $10 per share, plus any accrued and unpaid dividend amounts which are compounded as provided above, and (ii) computed on the basis of a 360 day year consisting of twelve 30-day months.

(c)           No dividends (other than dividends payable solely in shares of Series C Preferred Stock, Common Stock or other Junior Securities) shall be paid, or declared and set apart for payment by the Corporation, (i) unless and until all accrued and unpaid dividends on the Senior Securities shall have been paid or declared and set apart for payment and (ii) unless such payment is permitted by the terms of the Senior Securities.  No dividends shall be paid or declared and set apart for payment on any class or series of the Corporation’s Preferred Stock ranking, as to dividends, on a parity with the Series C Preferred Stock for any period unless cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Series C Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such dividends.  No dividends shall be paid or declared and set apart for payment on the Series C Preferred Stock for any period unless cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Preferred Stock ranking, as to dividends, on a parity with the Series C Preferred Stock for all dividend periods terminating on or prior to the date of payment of such dividends.  When dividends are not paid in full on the Series C Preferred Stock and any series of Preferred Stock ranking, as to dividends, on a parity with the Series C Preferred Stock, then all dividends paid or declared and set aside for payment on shares of Series C Preferred Stock and such parity series of Preferred Stock shall only be paid or declared and set aside for payment pro rata, in proportion to the relative accrued and unpaid dividends on each such series.

(d)           Other than the liquidation preference as provided in Section 5, holders of shares of Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the cumulative dividends, as herein provided, on the Series C Preferred Stock.  Except as provided in this Section 4, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock that may be in arrears.

5.           Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after any payment or distribution of the assets of the Corporation (whether capital or surplus) is made to or set apart for the holders of the Series B Preferred Stock as provided in the Certificate of Incorporation relating thereto, but before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of the Series C Preferred Stock shall be entitled to receive an amount in cash equal to the Liquidation Value of each such share. Except as provided in the proceeding sentences, holders of Series C Preferred Stock shall not be entitled to any distribution in the event of a liquidation, dissolution or winding up of the Corporation.  If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series C Preferred Stock (after satisfaction of the amounts owed to holders of the Senior Securities) shall be insufficient to pay in full such preferential amount, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series C Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares of Series C Preferred Stock if all amounts payable thereon were paid in full.  After payment shall have been made in full to the holders of the Series C Preferred Stock as provided in this Section 5, the other series or class or classes of the Corporation shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Stock shall not be entitled to share therein.

6.           Conversion.

(a)           Right to Convert.  The holders of the Series C Preferred Stock shall have the right to convert Series C Preferred Stock into Common Stock as follows (the “Conversion Rights”):

(i)           Conversion Ratio.  Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Value by the Series C Conversion Price (as defined below) in effect at the time of conversion.  The “Series C Conversion Price” shall initially be equal to $0.40.  Such initial Series C Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Sections 6(d) and 6(e) below.

(ii)           Termination of Conversion Rights.  In the event of a notice of redemption of any shares of Series C Preferred Stock pursuant to Section 7, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.  In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series C Preferred Stock.

(b)           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock.  In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c)           Mechanics of Conversion.

(i)           Notice of Conversion.  In order for a holder of Series C Preferred Stock to voluntarily convert shares of Series C Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series C Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and a bond or agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series C Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series C Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series C Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series C Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and (ii) pay in cash such amount as provided in Section 6(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(ii)           Reservation of Shares.  The Corporation shall at all times when the Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing the Series C Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series C Conversion Price.

(iii)           Effect of Conversion.  All shares of Series C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 6(b).  Any shares of Series C Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

(iv)           Taxes.  The Corporation shall pay any and all issuance and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock pursuant to this Section 6.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d)           Adjustment for Dividends, Distributions, Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series C Original Issue Date pay a dividend or make a distribution on its Common Stock in shares of Common Stock, or effect a subdivision of the outstanding Common Stock, then the Series C Conversion Price in effect immediately before such dividend, distribution or subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Series C Original Issue Date combine the outstanding shares of Common Stock, then the Series C Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this Section shall become effective at the close of business on the date the dividend, distribution, subdivision or combination becomes effective.

(e)           Adjustment for Merger or Reorganization, etc.  If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series C Preferred Stock) is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series C Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series C Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Series C Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Series C Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series C Preferred Stock.

(f)           Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series C Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 30 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series C Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series C Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series C Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Series C Preferred Stock.

(g)           Mandatory Conversion at Corporation’s Election.   All outstanding shares of Series C Preferred Stock may be converted at the election of the Corporation, into shares of Common Stock, at the then effective Series C Conversion Price:

(i)           At the election of the Corporation in the event that, at any time, (x) the 30-day average closing price per share of the Common Stock is greater than $1.00 per share for any 30 day period, and (y) the 30-day average daily trading volume of the Common Stock for such period is greater than 250,000 shares; or

(ii)           Upon the consummation of one or more public offerings of Common Stock of the Corporation pursuant to an effective registration statement (other than on Form S-4 or Form S-8) under the Securities Act of 1933, as amended, (1) in each case underwritten by a regionally or nationally recognized investment bank pursuant to which the Company receives gross cash proceeds (before reduction for underwriting commissions, registration fees and expense and other costs and expenses relating to the offering) of at least $20,000,000 and (2) that alone or in the aggregate for all such offerings described in the immediately preceding clause (1) have gross cash proceeds (before reduction for underwriting commissions, registration fees and expenses and other costs and expenses relating to such offerings) of at least $50,000,000 (a “Qualified Public Offering”).

The date and time specified by the Corporation for a mandatory conversion pursuant to this Section 6(g) is referred to herein as the “Mandatory Conversion Time.”  The Board of Directors shall have the sole and exclusive authority to determine whether the average prices and trading volumes satisfy the foregoing thresholds for conversion at the Corporation’s election.

(h)           Procedural Requirements.  All holders of record of shares of Series C Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series C Preferred Stock pursuant to this Section 6.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Series C Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and a bond or agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Series C Preferred Stock converted pursuant to Section 6(g), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 6(h).  As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series C Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 6(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.  Such converted Series C Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of preferred stock accordingly.

7.           Redemption. Subject to the rights of, and limitations imposed in respect of, Senior Securities, the Corporation may redeem the Series C Preferred Stock, at its election, as follows:

(a)           Redemption at the Corporation’s Option.   Provided that there has been no Qualified Public Offering since the Series C Original Issue Date of the first issued shares of Series C Preferred Stock, the Corporation may redeem all or any portion of the Series C Preferred Stock at redemption price per share equal to (i) the number of shares of Common Stock into which a share of Series C Preferred Stock is then convertible, multiplied by (ii) the greater of (a) two times (2x) the then current Series C Conversion Price, or (b) the then current 30-day average market closing price per share of the Common Stock for the 30-day period immediately preceding the date of the Redemption Notice (as defined below).

(b)           Redemption in Connection with a Sale of the Corporation.  In the event that the Corporation becomes party to a transaction that constitutes a Sale of the Corporation, the Corporation may redeem all or any portion of the Series C Preferred Stock, at or prior to the consummation of the Sale of the Corporation, at a redemption price equal to the greater of (i) the Liquidation Value of such shares, or (ii) such amount as would have been payable to on account of a share of Series C Preferred Stock had all such share of Series C Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to the Sale of the Corporation.

(c)           Redemption Notice.  The Corporation shall send written notice of any redemption pursuant to this Section 7 (a “Redemption Notice”) to the holders of record of the Series C Preferred Stock not less than 30 days prior to the applicable redemption date (“Redemption Date”).  Each Redemption Notice shall state:

(i)           the number of shares of Series C Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)           the Redemption Date and the redemption price (if known);

(iii)           the date upon which the holder’s right to convert such Series C Preferred Stock into shares of Common Stock terminates (as determined in accordance with Section 6(a)(ii); and

(iv)           that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series C Preferred Stock to be redeemed.

(d)           Surrender of Certificates; Payment.  On or before the Redemption Date, each holder of shares of Series C Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 6, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event that less than all of the shares of Series C Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

(e)           Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the redemption price payable upon redemption of the shares of Series C Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series C Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series C Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the redemption price applicable to such shares, without interest, upon surrender of their certificate or certificates therefor.

(f)           Redeemed or Otherwise Acquired Shares.  Any shares of Series C Preferred Stock that are redeemed by the Corporation shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any rights granted to the holders of Series C Preferred Stock following redemption.

8.           Voting Rights. The holders of record of shares of Series C Preferred Stock shall not be entitled to any voting rights as a shareholder of the Corporation except as required by applicable law.

9.           Amendment.   Except where the vote or written consent of the holders of a greater number of shares is required by law, without first obtaining the affirmative vote or written consent of the holders of Series C Preferred Stock representing greater than 50% of the aggregate Liquidation Value of all outstanding Series C Preferred Stock, voting as a separate class, the Corporation shall not amend or alter any rights, preferences or privileges of the Series C Preferred Stock.  No such amendment or alternation that adversely impacts the rights, preferences or privileges of one or more holders of Series C Preferred Stock may be made without the consent of each such holder.

FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series C Convertible Preferred Stock and fixing the number, powers, designations, preferences, relative rights, qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Pure Earth, Inc. caused this Certificate of Designations to be signed and attested by the undersigned as of November 18, 2009.

PURE EARTH, INC.

By:	/s/ Mark Alsentzer
Mark S. Alsentzer
Chief Executive Officer

{Signature Page to the Certificate of Designations For Series C Convertible Preferred Stock}